Exhibit 99.1

     Moody's Corporation Reports Results for First Quarter 2005


    NEW YORK--(BUSINESS WIRE)--April 27, 2005--Moody's Corporation (NYSE: MCO) today announced results for the first quarter of 2005.

    Summary of Results for First Quarter 2005

    Moody's reported revenue of $390.5 million for the three months ended March 31, 2005, an increase of 18% from $331.2 million for the same quarter of 2004. The quarter's results reflected double-digit percent year-to-year revenue growth in each of Moody's businesses globally. Operating income for the quarter was $212.5 million and rose 16% from $182.9 million for the same period of last year. Diluted earnings per share for the first quarter of 2005 were $0.78, 15% higher than $0.68 in the first quarter of 2004. Earnings per share for the first quarter of 2005 included a charge of $2.7 million, equivalent to $0.02 per diluted share, related to legacy income tax exposures that were assumed by Moody's in connection with its separation from The Dun & Bradstreet Corporation in 2000, which are described in Moody's annual and quarterly SEC filings. In addition, earnings per share for the first quarter of 2005 included $16.9 million of pre-tax expense related to stock options and other stock-based compensation plans, equivalent to $0.07 per diluted share. Of this, $9.1 million, or $0.04 per share, relates to the accelerated expensing of equity grants for employees at or approaching retirement eligibility. Results for the first quarter of 2004 included $5.2 million of pre-tax expense related to stock compensation, or $0.02 per diluted share.
    Raymond McDaniel, Chairman and Chief Executive Officer of Moody's, commented, "Moody's revenue and EPS for the first quarter were modestly above our expectations, with all business lines contributing to growth. We benefited from continued favorable issuance conditions in a number of markets and from continued strength in our research business. Together, these more than offset lower than expected issuance in several market segments. While we are pleased with these results, we expect overall growth to slow through the remainder of the year, primarily due to the expected effects of rising interest rates and widening credit spreads in the U.S."
    In addition to its reported results, Moody's has included in this earnings release certain adjusted results that the Securities and Exchange Commission defines as "non-GAAP financial measures." Management believes that such non-GAAP financial measures, when read in conjunction with the company's reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company's growth. These non-GAAP financial measures relate to: (1) presenting results for the first quarter of 2005 before charges related to legacy income tax exposures; and (2) presenting results for the first quarters of 2005 and 2004 before the impact of expensing stock-based compensation, which is being phased in for annual stock option grants commencing in 2003 over the current four-year stock plan vesting period. In addition, the 2005 outlook presented below includes a discussion of projected 2005 earnings per share growth excluding the impact of the 2005 and 2004 charges related to legacy income tax exposures and the impact of expensing stock-based compensation in 2005 and 2004. Attached to this earnings release are tables showing adjustments to Moody's first quarter results for 2005 and 2004 to arrive at non-GAAP financial measures excluding the impacts noted above.

    Revenue

    Revenue at Moody's Investors Service for the first quarter of 2005 was $359.2 million, an increase of 18% from the prior year period. The favorable impact of currency translation, mainly due to the strength of the euro relative to the U.S. dollar, contributed approximately 200 basis points to revenue growth in the quarter and had a similar impact on operating income growth. Ratings revenue totaled $307.7 million in the quarter, rising 17% from a year ago. Research revenue of $51.5 million was 24% higher than in the first quarter of 2004.
    Within the ratings business, global structured finance revenue totaled $138.5 million for the first quarter of 2005, an increase of 19% from a year earlier. Most of this increase was driven by very strong growth from rating U.S. residential mortgage-backed and home equity securities, and from credit derivatives. European structured finance revenue grew in the mid-single-digit percent range compared with the first quarter of 2004. Strong growth in asset-backed commercial paper and commercial mortgage-backed securities in Europe more than offset weakness in parts of the credit derivatives market.
    Global corporate finance revenue of $80.3 million in the first quarter of 2005 rose 10% from the same quarter of 2004. Revenue in the U.S. was essentially unchanged from the prior year period, reflecting flat revenue from investment grade bond ratings and a significant decline in high yield ratings revenue, largely offset by strong growth in revenue from bank loan ratings. Outside the U.S., corporate finance revenue increased more than 30%, led by robust year-over-year growth in the European and Asian high yield sectors, which more than offset weaker than expected issuance in the European investment grade sector. In addition, European results benefited from a number of other factors, including growth in bank loan and commercial paper revenue, as well as favorable currency translation.
    Global financial institutions and sovereign revenue totaled $65.7 million for the first quarter of 2005, up 25% compared with the prior year period. The most important driver of this growth was very strong issuance by European banks, as they took advantage of continuing low interest rates. In the U.S., single-digit percent growth resulted from strong revenue from insurance companies, partially offset by lower revenue from banks and other financial institutions compared to the prior year period.
    U.S. public finance revenue was $23.2 million for the first quarter of 2005, 15% higher than in the first quarter of 2004. This reflected good growth in "new money" issuance and a large year-over-year increase in refundings as interest rates remained favorable.
    Moody's global research revenue rose to $51.5 million, up 24% from the same quarter of 2004. This growth included strong increases in each of Moody's research product segments, including core research services, licensing of Moody's data to third parties for internal use and redistribution, and data and analytics tools.
    Revenue at Moody's KMV ("MKMV") for the first quarter of 2005 was $31.3 million, an increase of 13% from the first quarter of 2004. MKMV generated revenue growth from both credit risk assessment products and credit processing software to support commercial lending.
    Moody's U.S. revenue of $242.1 million for the first quarter of 2005 was up 14% from the first quarter of 2004. International revenue of $148.4 million was 24% higher than in the prior year period, including more that 500 basis points of favorable impact from currency translation. International revenue accounted for 38% of Moody's total in the quarter, up from 36% in the year-ago period.

    Expenses

    Moody's operating expenses were $178.0 million in the first quarter of 2005, 20% higher than in the prior year period. Expenses for the first quarter of 2005 reflect $16.9 million related to stock-based compensation plans compared with $5.2 million in the 2004 period. The higher 2005 expense reflects $9.1 million for the accelerated expensing of equity grants for employees at or approaching retirement eligibility, as well as the phasing-in commencing January 2003 of expense related to annual option grants for other employees over the current four-year stock plan vesting period. Moody's operating margin for the first quarter of 2005 was 54%, down modestly from 55% in the first quarter of 2004.

    Effective Tax Rate

    Moody's effective tax rate for the first quarter of 2005 was 42.7% on a reported basis and 41.4% on a pro-forma basis, excluding the $2.7 million charge related to legacy income tax exposures. The effective tax rate for the first quarter of 2004 was 41.8%. The small year-over-year reduction in Moody's pro-forma tax rate principally reflected income growth in jurisdictions with lower tax rates than New York.

    Share Repurchases

    Moody's issued 1.2 million shares of stock under employee stock compensation plans during the first quarter of 2005. Since becoming a public company in October 2000 and through March 31, 2005, Moody's has repurchased 26.4 million shares at a total cost of $1.1 billion, including 14.2 million shares to offset shares issued under employee stock plans.

    Outlook for Full Year 2005

    While Moody's revenue and earnings growth rates for the first quarter of 2005 were above the full-year growth rate guidance we provided when we reported our 2004 results in February, our overall outlook for 2005 remains substantially unchanged from our previous guidance. We still believe that our overall revenue growth rates will slow throughout the year and that full year revenue will decline in several important businesses in the U.S., namely the residential mortgage-backed and home equity sectors, public finance and high yield corporates.
    Our outlook is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer spending, residential mortgage refinancing activity, securitization levels and capital markets issuance. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody's results for the year may differ from our current outlook.
    In the U.S., we expect mid-single-digit percent revenue growth for the ratings and research business for the full year 2005. In the U.S. structured finance market, we expect that revenue from rating residential mortgage and home equity securities will decline by high-teens to twenty percent in 2005 from the record level of 2004. This is modestly less than the decline of twenty percent or more that we originally anticipated. We continue to expect good year-over-year growth in several other sectors of U.S. structured finance, including asset-backed securities and credit derivatives, and flat revenue performance in asset-backed commercial paper. In addition, we have increased our revenue outlook for commercial mortgage-backed securities from mid-single-digit percent growth to high single-digit to low double-digit percent growth, on the strength of the first quarter. Accordingly, for the full year 2005 we continue to expect a slight year-to-year decline in U.S. structured finance revenue.
    In the U.S. corporate finance business, given lower than expected issuance in the first quarter, we now expect that both investment-grade and speculative-grade bond issuance will be somewhat weaker than we anticipated at the beginning of the year. We expect this weakness to be offset by stronger than expected growth in bank loan ratings and by revenue related to our enhanced analysis initiative, resulting in mid single-digit percent growth in revenue.
    In the U.S. financial institutions sector, we continue to expect that the impact of flat issuance volume will be offset by revenue related to our enhanced analysis initiative and from new rating relationships, providing low double-digit percent growth in this sector in 2005.
    Despite a strong first quarter in U.S. public finance, we still expect a second consecutive year of modest year-to-year revenue decline in this sector, as we believe that issuance was accelerated into the first quarter to take advantage of continuing low interest rates. We also continue to forecast strong growth in the U.S. research business.
    Outside the U.S. we still expect growth in ratings and research revenue in the range of 20%, with double-digit percent growth in all major business lines and regions, assisted by favorable foreign currency impacts. Our projection assumes improved corporate issuance in Europe after a relatively weak 2004, modest issuance growth in the financial institutions sector and good growth in several sectors of structured finance in Europe and Japan. In addition, we expect continued strong growth in international research revenue.
    Finally, we continue to expect global revenue at Moody's KMV to rise in the mid-teens percent range, reflecting good growth in both credit risk assessment subscription products and credit processing software products.
    For Moody's overall, we expect revenue growth in the 7% to 10% range for the full year 2005 including the positive impact of currency translation. We expect the operating margin before the impact of expensing stock-based compensation to be down approximately 100 basis points in 2005 compared with 2004. This reflects slower expected revenue growth in 2005 than in 2004 and investments we are continuing to make to expand geographically, improve our analytic processes, pursue ratings transparency and compliance initiatives in the Moody's Investors Service business, introduce new products and improve our technology infrastructure.
    For 2005 we expect that year-over-year growth in pro forma diluted earnings per share will be in the 7% to 10% range. This expected growth excludes the impacts of legacy tax provisions and the expensing of stock-based compensation in both 2005 and 2004. The impact of expensing stock-based compensation (including the expense acceleration related to retirement-eligibility) is expected to be in the range of $0.21 - $0.23 per diluted share in 2005, compared to $0.11 per diluted share in 2004. The estimated 2005 expense excludes the effects of adopting Statement of Financial Accounting Standards No. 123R, Share-Based Payment, which Moody's will implement effective as of January 1, 2006 based on the Securities and Exchange Commission's recent rule allowing deferral of the implementation date.
    Moody's Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, a leading provider of credit ratings, research and analysis covering debt instruments and securities in the global capital markets, and Moody's KMV, a leading provider of credit risk processing and credit risk management products for banks and investors in credit-sensitive assets serving the world's largest financial institutions. The corporation, which reported revenue of $1.4 billion in 2004, employs approximately 2,500 people worldwide and maintains offices in 19 countries. Further information is available at www.moodys.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
    Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody's business and operations that involve a number of risks and uncertainties. The forward-looking statements and other information are made as of April 27, 2005, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, changes in the volume of debt securities issued in domestic and/or global capital markets; changes in interest rates and other volatility in the financial markets; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations, including those relating to Nationally Recognized Statistical Rating Organizations; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of rating agencies; the possible loss of key employees to investment or commercial banks or elsewhere and related compensation cost pressures; the outcome of any review by controlling tax authorities of the Company's global tax planning initiatives; the outcome of those tax and legal contingencies that relate to Old D&B, its predecessors and their affiliated companies for which the Company has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate the KMV and MRMS businesses; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 and in other filings made by the Company from time to time with the Securities and Exchange Commission.


                          Moody's Corporation
           Consolidated Statements of Operations (Unaudited)

                                                        Three Months
                                                           Ended
                                                          March 31,
                                                       ---------------

Amounts in millions, except per share amounts          2005     2004
----------------------------------------------------------------------

Revenue                                              $ 390.5  $ 331.2
----------------------------------------------------------------------

Expenses

    Operating, selling, general and administrative
     expenses                                          169.4    140.0

    Depreciation and amortization                        8.6      8.3
                                                      ----------------
            Total expenses                             178.0    148.3

----------------------------------------------------------------------
Operating income                                       212.5    182.9
----------------------------------------------------------------------

    Interest and other non-operating expense, net       (5.2)    (5.0)

            Income before provision for income taxes   207.3    177.9

    Provision for income taxes                          88.6     74.4
----------------------------------------------------------------------

Net income                                           $ 118.7  $ 103.5
----------------------------------------------------------------------

----------------------------------------------------------------------
Earnings per share
    Basic                                            $  0.79  $  0.69

    Diluted                                          $  0.78  $  0.68
---------------------------------------------------------------------

Weighted average number of shares outstanding
    Basic                                              149.5    149.1

    Diluted                                            153.0    153.1
----------------------------------------------------------------------


                          Moody's Corporation
             Supplemental Revenue Information (Unaudited)

                                                        Three Months
                                                            Ended
                                                          March 31,
                                                       ---------------

Amounts in millions                                    2005     2004
----------------------------------------------------------------------

Moody's Investors Service (a)

     Structured finance                              $ 138.5  $ 116.0

     Corporate finance                                  80.3     73.3

     Financial institutions and sovereign risk          65.7     52.5

     Public finance                                     23.2     20.1
                                                      ------- --------

           Total ratings revenue                       307.7    261.9

     Research                                           51.5     41.5
                                                      ------- --------

           Total Moody's Investors Service             359.2    303.4

Moody's KMV (a)                                         31.3     27.8
                                                      ------- --------

Total revenue                                        $ 390.5  $ 331.2
----------------------------------------------------------------------

Revenue by geographic area

     United States                                   $ 242.1  $ 211.9

     International                                     148.4    119.3
                                                      ------- --------

Total revenue                                        $ 390.5  $ 331.2
----------------------------------------------------------------------

(a) Certain prior year amounts have been reclassified to conform to current year presentation.



                          Moody's Corporation
       Reconciliation to Non-GAAP Financial Measures (Unaudited)


                                          Three Months Ended
                                            March 31, 2005
                                    ----------------------------------
Amounts in millions, except
 per share amounts
                                                           Non-GAAP
                                       As                  Financial
                                    Reported  Adjustments  Measures+
                                    --------  -----------  -----------

 Revenue                             $ 390.5                 $ 390.5

 Expenses                              178.0    (16.9)(a)      161.1
                                     --------  -------      ----------

 Operating income                      212.5     16.9          229.4

 Interest and other non-operating
  expense, net                          (5.2)       -           (5.2)
                                     -------- --------      ----------

 Income before provision for income
  taxes                                207.3     16.9          224.2

 Provision for income taxes             88.6      4.2(b)        92.8
                                     -------- --------      ----------

 Net income                          $ 118.7   $ 12.7        $ 131.4
                                     -------- --------      ----------

 Basic earnings per share            $  0.79                    0.88
                                     --------               ----------

 Diluted earnings per share          $  0.78                 $  0.86
                                     --------               ----------

----------------------------------------------------------------------

                                             Three Months Ended
                                               March 31, 2004
                                     ---------------------------------
Amounts in millions, except
 per share amounts
                                                           Non-GAAP
                                        As                 Financial
                                     Reported Adjustments  Measures+
                                     -------- -----------  -----------

 Revenue                             $ 331.2                 $ 331.2

 Expenses                              148.3     (5.2)(a)      143.1
                                     -------- --------      ----------

 Operating income                      182.9      5.2          188.1

 Interest and other non-operating
  expense, net                          (5.0)                   (5.0)
                                     --------  -------      ----------

 Income before provision for
  income taxes                         177.9      5.2          183.1

 Provision for income taxes             74.4      2.1(b)        76.5
                                     -------- --------      ----------

 Net income                          $ 103.5   $  3.1        $ 106.6
                                     -------- --------      ----------

 Basic earnings per share            $  0.69                 $  0.71
                                     --------               ----------

 Diluted earnings per share          $  0.68                 $  0.70
                                     --------               ----------

In addition to its reported results, Moody's has included in the table above adjusted results that the Securities and Exchange Commission defines as "non-GAAP financial measures." Management believes that such non-GAAP financial measures, when read in conjunction with the company's reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company's growth. The table above shows Moody's results for the three months ended March 31, 2005 and 2004, adjusted to reflect the following:

(a) To exclude operating expenses of $16.9 million in the first quarter of 2005 and $5.2 million in the first quarter of 2004 relating to the expensing of stock options and other stock-based compensation on a prospective basis for options and other stock awards granted on or after January 1, 2003.

(b) To reflect the income tax impacts related to the adjustments described in note (a) and to exclude $2.7 million of income tax provisions in the first quarter of 2005 related to reserves for legacy tax exposures.

+   May not add due to rounding.


----------------------------------------------------------------------


                          Moody's Corporation
       Reconciliation to Non-GAAP Financial Measures (Unaudited)

                                            Twelve Months Ended
                                             December 31, 2004
                                    ----------------------------------
Amounts in millions, except per
 share amounts

                                                           Non-GAAP
                                       As                  Financial
                                    Reported  Adjustments  Measures+
                                   ---------  -----------  -----------

 Revenue                            $1,438.3                 $1,438.3

 Expenses                              651.9     (27.8)(a)      624.1
                                    --------- -----------    ---------

 Operating income                      786.4      27.8          814.2

 Interest and other non-operating
  expense, net                         (15.1)        -          (15.1)
                                    --------- -----------    ---------

 Income before provision for income
  taxes                                771.3      27.8          799.1

 Provision for income taxes            346.2     (18.6)(b)      327.6
                                    --------- -----------    ---------

 Net income                         $  425.1    $ 46.4       $  471.5
                                    --------- -----------    ---------

 Basic earnings per share           $   2.86                 $   3.17
                                    ---------                ---------

 Diluted earnings per share         $   2.79                 $   3.10
                                    ---------                ---------

----------------------------------------------------------------------

In addition to its reported results, Moody's has included in the table above adjusted results that the Securities and Exchange Commission defines as "non-GAAP financial measures." Management believes that such non-GAAP financial measures, when read in conjunction with the company's reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company's growth. The table above shows Moody's results for the year ended December 31, 2004, adjusted to reflect the following:


(a) To exclude operating expenses of $27.8 million for 2004 relating to the expensing of stock options and other stock-based compensation on a prospective basis for options and other stock awards granted on or after January 1, 2003.

(b) To reflect the income tax impact related to the adjustment described in note (a) and to exclude $30.0 million of income tax provisions in 2004 related to reserves for legacy tax exposures.

+   May not add due to rounding.



    CONTACT: Moody's Corporation
             Michael Courtian, 212-553-7194
             michael.courtian@moodys.com